Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 261 to Registration Statement No. 002-41839 on Form N-1A of our report dated October 17, 2014 relating to the financial statements and financial highlights of Fidelity Intermediate Bond Fund, our reports dated October 20, 2014 relating to the financial statements and financial highlights of Fidelity Conservative Income Bond Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended August 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" or "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 24, 2014